Exhibit 10.1

10390 Pacific Center Court, San Diego, CA 92121-4340
858—646—1100, FAX: 858—646—1150
www.vical.com

March 15, 2013

Jill Broadfoot

10390 Pacific Center Court

San Diego, CA 92121

Dear Jill:

This letter sets forth the substance of the separation and release agreement (the “Agreement”) that Vical Incorporated (the “Company”) is offering to you to aid in your employment transition.

Your last day of work with the Company and your employment termination date will be April 1, 2013 (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, at the rates then in effect, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

Although the Company has no obligation to do so, if you sign this Agreement and allow it to become effective as specified below, you will receive the “Severance Benefits” (subject to Mitigation, each as defined therein) set forth in the attachment to your Amended and Restated Letter Agreement dated January 9, 2009 (“1/9/09 Letter Agreement”). For the avoidance of doubt, you will not be entitled to any “Change of Control Severance Benefits” as such term is defined in the 1/9/09 Letter Agreement. Any payments otherwise scheduled to be made prior to the Effective Date (as defined below) shall accrue and be paid or received in the first payroll period that follows the Effective Date. These benefits are contingent upon your cooperation for two (2) months with the reasonable transition of any remaining duties and information to other representatives of the Company. In this regard, you agree to be reasonably available to answer questions and assist the Company with the transition of your duties, provided, however, that such assistance will not exceed five (5) hours per week to be performed at mutually agreeable times.

You hereby acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company after the Separation Date. In particular, you hereby acknowledge and agree that, except as expressly provided in the immediately preceding paragraph, the Company shall have no obligation or liability to you under the 1/9/09 Letter Agreement.

You currently hold outstanding stock options to purchase shares of common stock of the Company, as set forth on Exhibit A-1 (the “Options”) granted under the Company’s Amended and Restated Stock Incentive Plan (the “Plan”). Provided that this Agreement becomes effective as specified herein, and provided that you comply with all material terms of this Agreement, the period during which you may exercise vested shares of the Options shall be extended as provided on Exhibit A. You also currently hold outstanding restricted stock units (the “RSUs”) and the vesting and delivery of any underlying shares will require the satisfaction of federal, state, local and foreign tax withholding obligations (the “Withholding Taxes”). You and the Company agree that to the extent permissible, the Company will satisfy the Withholding Taxes obligation relating to the RSUs by its standard practice of withholding shares of the Company’s common stock from the shares issued or otherwise issuable to you in connection with the RSUs with a fair market value (measured as of the date shares are issued to pursuant to the terms of the RSUs) equal to the amount of such Withholding Taxes.

You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (“FMLA”), the federal Equal Pay Act of 1963, the federal Fair Labor Standards Act, the federal Employee Retirement Income Security Act of 1974 (as amended) with respect to severance benefits, the California Family Rights Act (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You are advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement (in a written revocation directed to me); and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement (the “Effective Date”). You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims that the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

You hereby acknowledge your continuing obligations under your Employee’s Proprietary Information and Inventions Agreement (“EPIIA”), a copy of which has been provided to you. Pursuant to the EPIIA, you understand that among other things, you must not use or disclose any confidential or proprietary information of the Company without written authorization from the Company and must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in your possession or control.

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and you with regard to the subject matter hereof. You acknowledge that you are not relying on any promise or representation by the Company that is not expressly stated herein. This Agreement may only be modified by a writing signed by both you and a duly authorized officer of the Company.

If this Agreement is acceptable to you, please sign below and return the original to me within the 21-day period specified above.

We wish you the best in your future endeavors.

Sincerely,

Vical Incorporated

By:	/s/ Vijay Samant
Vijay Samant
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Jill Broadfoot
JILL BROADFOOT

Date: March 15, 2013

EXHIBIT A

OPTION TERMS

1.1 Extension; Amendment. You acknowledge that certain of the Options are currently outstanding incentive stock options held by you to purchase shares of common stock of the Company. Your employment with the Company will terminate on the Separation Date, and therefore the term of each of the Options is currently scheduled to expire no later than 90 days following the Separation Date. In consideration of your promises herein, and effective and contingent upon (i) this Agreement becoming effective in accordance with the terms below; and (ii) your consent (by signing and not revoking this Agreement) to the amendment of the Options as described herein, the Board has approved an amendment to the Options to extend the post-termination exercise period to permit you to exercise the Options for a period of 12 months following the Separation Date (the “Amendment”); provided, however, that nothing in this Agreement shall prevent earlier termination of the Options in connection with a merger or consolidation of the Company that occurs during such period, as further specified in the Plan.

1.2 Modification; Tax Treatment. Section 424(h) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that if the terms of an option are modified, then such modification shall be considered as the granting of a new option. An extension of the post-termination exercise period of the Options would be deemed a modification and, thus, the grant of new options. Section 422(b) of the Code provides that an option is treated as an incentive stock option only if the option price is not less than the fair market value of the stock at the time such option is granted. The Amendment would be treated as the grant of a new option (as described above) and, thus, would require a new comparison of the option exercise price and the current fair market value of the Company’s common stock. As a result, to the extent that one or more of the Options that is an incentive stock option has an exercise price less than the fair market value of the Company’s common stock as of the Separation Date, then each such option would immediately fail to be treated as an incentive stock option but rather, will be treated as a nonstatutory stock option. Under Section 424(h) of the Code relating to modification, you also understand and acknowledge that even if the Options do not immediately lose incentive stock option status as a result of the Amendment, the holding period with respect to the disposition of shares acquired pursuant to the Options necessary to obtain the favorable tax treatment of incentive stock option (i.e., 2 years from the date of grant) would restart as of the Separation Date, which is the effective date of the new grant. Section 422(a)(2) of the Internal Revenue Code provides that the holder of an incentive stock option must be an employee of the Company (or an affiliate of the Company) during the period beginning on the date that the option is granted and ending on the day three (3) months before the date of exercise. According to this rule, you understand and acknowledge that even if the Options do not immediately lose incentive stock option status as a result of the Option Amendment, if you exercise the Options more than 3 months after the Separation Date, then each such option would fail to be treated as an incentive stock option, but rather, will be treated as a nonstatutory stock option.

1.3 Consent to Amendment. You understand that the Board may not amend the terms of the Options in a manner that would adversely affect your rights under such Options without your written consent. You further understand that you are under no obligation to consent to the Amendment. You represent that have read this consent and have had sufficient time to review and discuss this matter. You acknowledge that neither the Company nor its agents have recommended or influenced your decision to consent to the Amendment. You further acknowledge that you have had the opportunity to seek independent advice regarding this matter from your legal counsel and tax advisor. After due consideration of the above, you hereby agree to the Amendment and to the provisions of this Agreement which amend the vesting of the Options. You acknowledge that the Amendment may result in a loss of incentive stock option status for each of the Options.